Supplement dated May 24, 2023 to the Pricing Supplements for the Notes set forth in Tables 1 through 6 in Annex A (To the applicable Prospectus and Prospectus Supplement set forth below)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-265158

Barclays Bank PLC

Global Medium-Term Notes, Series A

This document supplements the applicable Pricing Supplement for each issuance of notes (the “Notes”) of Barclays Bank PLC set forth in Tables 1 through 6 in Annex A to this document (each, a “Series”). Terms used but not defined herein have the meanings given to them in the applicable Pricing Supplement.

On November 14, 2022, ICE Benchmark Administration (“IBA”) announced that it will cease the publication of all USD LIBOR ICE Swap Rates immediately after publication on June 30, 2023. The Alternative Reference Rates Committee (the “ARRC”) convened by the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of New York has proposed a suggested fallback formula for USD LIBOR ICE Swap Rates. The ARRC’s suggested fallback formula references the relevant USD SOFR ICE Swap Rate (each, a “SOFR ISR”), adds the ISDA fallback spread adjustment for 3-month USD LIBOR (26.161 bps) and applies technical adjustments to account for differences in payment frequency and day count conventions between USD LIBOR and SOFR swaps (the “ARRC Fallback”).

Barclays’ expected treatment of the Notes after June 30, 2023 is as follows, with different treatment arising from different terms governing the Notes depending on their date of original issuance:

•	Notes listed in Table 1 of Annex A: Barclays Bank PLC, as calculation agent (the “Calculation Agent”), currently expects to select the ARRC Fallback (as calculated by the Calculation Agent) as the replacement rate for each relevant USD LIBOR ICE Swap Rate for purposes of these Notes after June 30, 2023. Notwithstanding the foregoing, if the Calculation Agent determines in its sole discretion that a rate administrator acceptable to the Calculation Agent purports to publish the ARRC Fallback for general use by market participants and such published rate is not characterized by that rate administrator as a “beta” rate, then the Calculation Agent may in its sole discretion use such published rate as the ARRC Fallback, without independent verification of the calculation of the ARRC Fallback.

•	Notes listed in Tables 2 through 6 of Annex A: The terms of these Notes provide for the Calculation Agent to conduct a dealer poll in the event that a relevant USD LIBOR ICE Swap Rate is unavailable. In the event that the Calculation Agent determines that no rate is available from the dealer polls, the terms of the Notes further provide that the Calculation Agent will determine the USD LIBOR ICE Swap Rate in its sole discretion and in good faith and in a commercially reasonable manner, in which case the Calculation Agent currently expects to use the ARRC Fallback (as calculated by the Calculation Agent) as the replacement rate for such USD LIBOR ICE Swap Rate after June 30, 2023. Notwithstanding the foregoing, if the Calculation Agent determines in its sole discretion that a rate administrator acceptable to the Calculation Agent purports to publish the ARRC Fallback for general use by market participants and such published rate is not characterized by that rate administrator as a “beta” rate, then the Calculation Agent may in its sole discretion use such published rate as the ARRC Fallback, without independent verification of the calculation of the ARRC Fallback.

Investing in the Notes involves a number of risks. See “Risk Factors” in the applicable prospectus supplement, “Selected Risk Factors” in the applicable Pricing Supplement and “Additional Risk Factors” beginning on page 3 of this supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or determined that this supplement or any Pricing Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of either Barclays PLC or Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Additional Documents Related to the Notes

You should read this supplement and the applicable Pricing Supplement in Table 1 or Table 2, as applicable, together with the prospectus dated August 1, 2019, as supplemented by the prospectus supplement dated August 1, 2019 and prospectus addendum dated May 11, 2020 (if applicable) or prospectus addendum dated February 18, 2021 (if applicable) relating to our Global Medium-Term Notes, Series A, of which the Notes in Tables 1 and 2 are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated August 1, 2019: http://www.sec.gov/Archives/edgar/data/312070/000119312519210880/d756086d424b3.htm

▪	Prospectus Supplement dated August 1, 2019: http://www.sec.gov/Archives/edgar/data/312070/000095010319010190/dp110493_424b2-prosupp.htm

▪	Prospectus Addendum dated May 11, 2020: http://www.sec.gov/Archives/edgar/data/312070/000110465920059376/a20-19169_1424b3.htm

▪	Prospectus Addendum dated February 18, 2021:

http://www.sec.gov/Archives/edgar/data/312070/000095010321002483/dp146316_424b3.htm

You should read this supplement and the applicable Pricing Supplement in Table 3, together with the prospectus dated March 30, 2018, as supplemented by the prospectus supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which the Notes in Table 3 are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated March 30, 2018: http://www.sec.gov/Archives/edgar/data/312070/000119312518103150/d561709d424b3.htm

▪	Prospectus Supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

You should read this supplement and the applicable Pricing Supplement in Table 4, together with the prospectus dated February 22, 2018, as supplemented by the prospectus supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which the Notes in Table 4 are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated February 22, 2018: http://www.sec.gov/Archives/edgar/data/312070/000119312518053870/d515301dposasr.htm

▪	Prospectus supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

You should read this supplement and the applicable Pricing Supplement in Table 5, together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which the Notes in Table 5 are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

▪	Prospectus Supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

You should read this supplement and the applicable Pricing Supplement in Table 6, together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and prospectus addendum dated February 3, 2015 (if applicable) relating to our Global Medium-Term Notes, Series A, of which the Notes in Table 6 are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated July 19, 2013: http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

▪	Prospectus Supplement dated July 19, 2013: http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

▪	Prospectus Supplement dated February 3, 2015

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

Our SEC file number is 1-10257. As used in this supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

Additional Risk Factors

We refer to each series that will reference the difference between two swap rates of different designated maturities (such difference, a “swap rate spread”) as a “Spread Series.” We refer to the swap rate spread calculated by reference to the ARRC Fallback in respect of each relevant designated maturity as a “SOFR swap rate spread.”

An investment in the Notes involves significant risks. Additional risks that apply to an investment in the Notes are summarized below, but we urge you to read the explanation of risks relating to the Notes generally in the “Risk Factors” section of the applicable prospectus supplement and the “Selected Risk Factors” section in the applicable Pricing Supplement, including the risks relating to the performance of a swap rate spread. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to SOFR ISRs

•	With respect to each Spread Series, the SOFR swap rate spread is currently negative and may not become positive during the term of the Notes — Although there is no single factor that determines the spread between swap rates of different maturities, SOFR swap rate spreads have historically tended to fall when short-term interest rates rise. Short-term interest rates are influenced by many complex factors, and it is impossible to predict their future performance. However, historically, short-term interest rates have been highly sensitive to the monetary policy of the Federal Reserve Board. If historical patterns hold, the SOFR swap rate spread for a Spread Series would likely decrease if the Federal Reserve Board pursues a policy of raising short-term interest rates.

Although the policies of the Federal Reserve Board have historically had a significant influence on short-term interest rates, short-term interest rates are affected by many factors and may increase even in the absence of a Federal Reserve Board policy to increase short-term interest rates. For example, short-term interest rates tend to rise when there is a worsening of general economic and credit conditions.

A SOFR swap rate spread may decrease even in the absence of an increase in short-term interest rates because it, too, is influenced by many complex factors. For example, high demand for longer-dated U.S. treasury notes and bonds may cause a SOFR swap rate spread to narrow even in the absence of an increase in short-term interest rates.

•	A SOFR ISR will be affected by a number of factors and may be volatile — Many factors may affect a SOFR ISR including, but not limited to:

o	supply and demand for overnight U.S. Treasury repurchase agreements;

o	changes in, or perceptions about, the future swap rates;

o	sentiment regarding underlying strength in the U.S. and global economies;

o	expectations regarding the level of price inflation;

o	sentiment regarding credit quality in the U.S. and global credit markets;

o	central bank policy regarding interest rates;

o	inflation and expectations concerning inflation;

o	performance of capital markets; and

o	any statements from public government officials regarding the cessation of the swap rates.

These and other factors may have a negative impact on the payments on the Notes (if any) of any Series and on the value of the Notes in the secondary market. Additionally, these factors may cause volatility of a SOFR ISR, and volatility of a SOFR ISR may adversely affect your return on the Notes of such Series.

•	SOFR ISRs and SOFR have limited histories and future performance cannot be predicted based on historical performance — The publication of each SOFR ISR began in November 2021, and, therefore, has a limited history. IBA launched the SOFR ISRs for use as reference rates for financial instruments in order to aid the market’s transition to SOFR and away from LIBOR. However, the composition and characteristics of SOFR differ from those of LIBOR in material respects, and the historical performance of LIBOR and swap rates published by IBA that reference LIBOR (“LIBOR ICE Swap Rates”) will have no bearing on the performance of any SOFR ISR or SOFR swap rate spread or SOFR.

In addition, the publication of SOFR began in April 2018, and, therefore, it has a limited history. The future performance of any SOFR ISR or SOFR swap rate spread and SOFR cannot be predicted based on the limited historical performance. The levels of any SOFR ISR or SOFR swap rate spread and SOFR during the term of the Notes of any Series may bear little or no relation to the historical actual or historical indicative data. Prior observed patterns, if any, in the behavior of market variables and their relation to any SOFR ISR or SOFR swap rate spread and SOFR, such as correlations, may change in the future. While some pre-publication historical SOFR data has been released by the Federal Reserve Bank of New York (“FRBNY”), production of such historical indicative SOFR data inherently involves assumptions, estimates and approximations.

No future performance of any SOFR ISR or SOFR swap rate spread may be inferred from any of the historical actual or historical indicative SOFR data. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of any SOFR ISR or SOFR swap rate spread. Changes in the levels of SOFR will affect the SOFR ISRs with respect to a Series and, therefore, the return on the Notes of that Series and the trading price of the Notes, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that SOFR or any SOFR ISR or SOFR swap rate spread will be positive.

•	There is no guarantee that the SOFR ISRs will be comparable substitutes, successors or replacements for LIBOR ICE Swap Rates — In November 2021, IBA launched SOFR ISRs for use as reference rates for financial instruments in order to aid the market’s transition to SOFR and away from LIBOR. Both the SOFR ISRs and LIBOR ICE Swap Rates are determined by reference to interest rate swaps that reference a specified floating rate. However, the composition and characteristics of SOFR are not the same as those of LIBOR. SOFR is a broad Treasury repo financing rate that represents overnight secured funding transactions and is not the economic equivalent of LIBOR. While SOFR is a secured rate, LIBOR is an unsecured rate, and while SOFR is an overnight rate, LIBOR represents interbank funding for a specified term. As a result, there can be no assurance that SOFR will perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, bank credit risk, market volatility or global or regional economic, financial, political, regulatory, judicial or other events. For example, since publication of SOFR began on April 3, 2018, daily changes in SOFR have, on occasion, been more volatile than daily changes in comparable benchmark or other market rates. For the same reasons, there is no guarantee that the SOFR ISRs will be comparable substitutes, successors or replacements for LIBOR ICE Swap Rates.

•	Any failure of SOFR ISRs to maintain market acceptance could adversely affect the Notes of each Series — Market participants may not consider a SOFR ISR a suitable substitute,

replacement or successor for all of the purposes for which a LIBOR ICE Swap Rate historically has been used, which may, in turn, lessen market acceptance of SOFR ISRs. Further, other index providers may develop products that are perceived as competing with SOFR ISRs. It is possible that market participants will prefer one of these competing products and that such competing products may become more widely accepted in the marketplace than SOFR ISRs. To the extent market acceptance for SOFR ISRs declines, the return on and value of the Notes and the price at which investors can sell the Notes in the secondary market could be adversely affected. Investors in notes linked to SOFR ISRs, SOFR-based swap rates or the spread between two SOFR-based swap rates may not be able to sell those notes at all or may not be able to sell those notes at prices that will provide them with a yield comparable to similar investments that continue to have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

•	The administrator of the SOFR ISRs may make changes that could adversely affect the levels of the SOFR ISRs or discontinue the SOFR ISRs and has no obligation to consider your interest in doing so —IBA, as administrator of the SOFR ISRs, may make methodological or other changes that could change the values of the SOFR ISRs, including changes related to the methods by which the SOFR ISRs are calculated, eligibility criteria applicable to the transactions used to calculate the SOFR ISRs, or the averages or periods used to report the SOFR ISRs. If the manner in which the SOFR ISRs are calculated is changed, that change may result in a reduction of the amount of interest payable on the Notes, which may adversely affect the trading prices and marketability of those Notes. The administrator of the SOFR ISRs may withdraw, modify, amend, suspend or discontinue the calculation or dissemination of the SOFR ISRs in its sole discretion and without notice and has no obligation to consider the interests of holders of the Notes in calculating, withdrawing, modifying, amending, suspending or discontinuing the SOFR ISRs.

ANNEX A

This document applies to all Notes issued by Barclays Bank PLC specified in the tables below.

Table 1
Name of Series	CUSIP	Pricing Supplement
Callable Floating Rate Notes due January 31, 2041 Based on the Spread between the 30-Year U.S. Dollar ICE Swap Rate and the 5-Year U.S. Dollar ICE Swap Rate	06747QYE1	Pricing Supplement dated January 27, 2021: http://www.sec.gov/Archives/edgar/data/312070/000110465921008816/ tm214460d1_424b2.htm
Capped Callable Floating Rate Notes due June 3, 2036 Based on the Spread between the 30-Year U.S. Dollar ICE Swap Rate and the 5-Year U.S. Dollar ICE Swap Rate	06748ESX2	Pricing Supplement dated May 28, 2021: http://www.sec.gov/Archives/edgar/data/312070/000148105721003146/ form424b2.htm

Table 2
Name of Series	CUSIP	Pricing Supplement
Fixed-to-Floating Rate Notes Linked to the 10-Year U.S. Dollar Ice Swap Rate due December 11, 2029	06747NVN1	Pricing Supplement dated December 9, 2019: http://www.sec.gov/Archives/edgar/data/312070/000110465919071380/ a19-24779_16424b2.htm

Table 3
Name of Series	Name of Series	Name of Series
Fixed-to-Floating Rate Notes due April 25, 2028	06746X6A6	Pricing Supplement dated April 19, 2018: http://www.sec.gov/Archives/edgar/data/312070/000110465918025780/ a18-9817_33424b2.htm
Fixed-to-Floating Rate Notes due January 23, 2026 Based on the Spread between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate	06746XG31	Pricing Supplement dated July 18, 2018: http://www.sec.gov/Archives/edgar/data/312070/000110465918046241/ a18-16525_57424b2.htm
Capital At-Risk Steepener Notes due December 27, 2023 Linked to the Spread between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate	06747M5E2	Pricing Supplement dated December 21, 2018: http://www.sec.gov/Archives/edgar/data/312070/000110465918074722/ a18-42087_7424b2.htm
Fixed-to-Floating Rate Notes due March 11, 2026	06747MJ72	Pricing Supplement dated March 6, 2019: http://www.sec.gov/Archives/edgar/data/312070/000110465919013619/ a19-6108_11424b2.htm

Fixed-to-Floating Rate Notes due March 14, 2029	06747MJP2	Pricing Supplement dated March 11, 2019: http://www.sec.gov/Archives/edgar/data/312070/000110465919014525/ a19-6108_32424b2.htm

Fixed-to-Floating Rate Notes due April 23, 2029	06747MMG8	Pricing Supplement dated April 17, 2019: http://www.sec.gov/Archives/edgar/data/312070/000110465919022602/ a19-8509_10424b2.htm
Callable Floating Rate Notes due May 29, 2029 Based on the Spread between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate	06747MVL7	Pricing Supplement dated May 23, 2019: http://www.sec.gov/Archives/edgar/data/312070/000110465919032023/ a19-10183_53424b2.htm

Table 4
Name of Series	Name of Series	Name of Series
Leveraged Steepener Notes Based on the Spread Between the 10-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate due March 5, 2025	06744CTM3	Pricing Supplement dated February 28, 2018: http://www.sec.gov/Archives/edgar/data/312070/000095010318002904/ dp87620_424b2-1670ms.htm
Fixed-to-Floating Rate Notes due March 9, 2028	06744CYW5	Pricing Supplement dated March 6, 2018: http://www.sec.gov/Archives/edgar/data/312070/000110465918015815/ a18-7805_2424b2.htm

Table 5
Name of Series	Name of Series	Name of Series
Fixed-to-Floating Rate Notes due February 24, 2027	06741VL26	Pricing Supplement dated February 22, 2017: http://www.sec.gov/Archives/edgar/data/312070/000110465917011348/ a17-3621_67424b2.htm
Fixed-to-Floating Rate Notes due May 19, 2027	06741VUR1	Pricing Supplement dated May 16, 2017: http://www.sec.gov/Archives/edgar/data/312070/000110465917033733/ a17-12645_35424b2.htm
Fixed-to-Floating Rate Notes due September 15, 2027	06744C4C2	Pricing Supplement dated September 12, 2017: http://www.sec.gov/Archives/edgar/data/312070/000110465917057141/ a17-21394_21424b2.htm
Fixed-to-Floating Rate Notes due January 26, 2028	06744CT50	Pricing Supplement dated January 23, 2018: http://www.sec.gov/Archives/edgar/data/312070/000110465918003966/ a18-3279_58424b2.htm

Table 6
Name of Series	CUSIP	Pricing Supplement
Capped Callable CMS Steepener Notes due December 23, 2033	06741T2W6	Pricing Supplement dated December 18, 2013: http://www.sec.gov/Archives/edgar/data/312070/000110465913091180/ a13-25516_30424b2.htm
Capped Callable CMS Steepener Notes due February 28, 2034	06741T6B8	Pricing Supplement dated February 25, 2014: http://www.sec.gov/Archives/edgar/data/312070/000110465914013556/ a14-5024_17424b2.htm
Capped Callable CMS Steepener Notes due March 28, 2034	06741T6S1	Pricing Supplement dated March 25, 2014: http://www.sec.gov/Archives/edgar/data/312070/000110465914022839/ a14-7240_27424b2.htm
Principal at Risk CMS Steepener and Russell 2000® Index Linked Notes due September 13, 2028	06741TF85	Pricing Supplement dated September 10, 2013: http://www.sec.gov/Archives/edgar/data/312070/000110465913069414/ a13-20085_19424b2.htm
Principal at Risk Steepener Range Accrual Notes due September 27, 2028 Linked to the CMS Spread and Russell 2000® Index	06741TM20	Pricing Supplement dated September 24, 2013: http://www.sec.gov/Archives/edgar/data/312070/000110465913072370/ a13-20085_51424b2.htm
Principal at Risk Steepener Range Accrual Notes due October 18, 2028 Linked to the CMS Spread and Russell 2000® Index	06741TS24	Amendment No. 1 dated October 17, 2013 to the Pricing Supplement dated October 15, 2013: http://www.sec.gov/Archives/edgar/data/312070/000110465913076045/ a13-21602_37424b2.htm
Capped Callable CMS Steepener Notes due July 24, 2028	06741TYX9	Amendment No. 1 dated July 24, 2013 to the Pricing Supplement dated July 19, 2013: http://www.sec.gov/Archives/edgar/data/312070/000110465913055980/ a13-15953_14424b2.htm
Capped Callable CMS Steepener Notes due August 15, 2033	06741TZW0	Pricing Supplement dated August 12, 2013: http://www.sec.gov/Archives/edgar/data/312070/000110465913063746/ a13-17792_28424b2.htm
Capped Callable CMS Steepener Notes Due April 25, 2034	06741UBA1	Pricing Supplement dated April 22, 2014: http://www.sec.gov/Archives/edgar/data/312070/000110465914029395/ a14-9462_44424b2.htm
Floating Rate Range Accrual Notes due April 30, 2024 Linked to the CMS Spread and 2 Year CMS Rate	06741UBX1	Amendment No. 1 dated April 30, 2014 to the Pricing Supplement dated April 28, 2014: http://www.sec.gov/Archives/edgar/data/312070/000110465914032505/ a14-9462_60424b2.htm

Capped Callable CMS Steepener Notes due May 30, 2034	06741UDA9	Pricing Supplement dated May 27, 2014: http://www.sec.gov/Archives/edgar/data/312070/000110465914041939/ a14-11801_20424b2.htm
Capped Callable CMS Steepener Notes due July 28, 2034	06741UFK5	Pricing Supplement dated July 23, 2014: http://www.sec.gov/Archives/edgar/data/312070/000110465914053347/ a14-16357_23424b2.htm
Callable Leveraged Steepener Notes due July 31, 2034 Based on the Spread between the 30-Year CMS Rate and the 5-Year CMS Rate	06741UFM1	Amendment No. 1 dated July 28, 2014 to the Pricing Supplement dated July 2, 2014: http://www.sec.gov/Archives/edgar/data/312070/000095010314005293/ dp48269_424b2-194ms.htm
Capped & Floored Fixed-to-Floating Rate Notes due September 24, 2029	06741UHZ0	Amendment No. 1 dated September 15, 2014 to the Pricing Supplement dated August 26, 2014: http://www.sec.gov/Archives/edgar/data/312070/000119312514341620/ d789352d424b2.htm
Callable Leveraged Steepener Notes due September 29, 2034 Based on the Spread between the 30-Year CMS Rate and the 5-Year CMS Rate	06741UJW5	Amendment No. 1 dated September 24, 2014 to the Pricing Supplement dated September 10, 2014: http://www.sec.gov/Archives/edgar/data/312070/000095010314006646/ dp49656_424b2-193.htm
Capped Callable CMS Steepener Notes due October 30, 2034	06741UKP8	Pricing Supplement dated October 27, 2014: http://www.sec.gov/Archives/edgar/data/312070/000110465914074861/ a14-21799_6424b2.htm
Fixed-to-Floating Rate Notes due June 12, 2025	06741UXB5	Pricing Supplement dated June 9, 2015: http://www.sec.gov/Archives/edgar/data/312070/000110465915044809/ a15-13204_13424b2.htm

A-4